Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

RAIL VISION LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1) (2)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Units consisting of:	Rule 457(o)	—	—	$20,412,500	0.0000927	$1,892.24
Fees Previously Paid	Equity	(i) Ordinary shares, NIS 0.01 par value per share(3)	—	—	—	—	—	—
Fees Previously Paid	Equity	(ii) Warrants to purchase ordinary shares (3)	—	—	—	—	—	—
Fees Previously Paid	Equity	Pre-funded units consisting of:	Rule 457(i)	—	—	—	—	—
Fees Previously Paid	Equity	(i) Pre-funded warrants to purchase ordinary shares (3)	—	—	—	—	—	—
Fees Previously Paid	Equity	(ii) Warrants to purchase ordinary shares (3)	—	—	—	—	—	—
Fees Previously Paid	Equity	Ordinary shares issuable upon exercise of the warrants (4)	Rule 457(o)	—	—	$20,412,500	0.0000927	$1,892.24
Fees Previously Paid	Equity	Ordinary shares issuable upon exercise of the pre-funded warrants	—	—	—	—	—	—
Fees Previously Paid	Equity	Representative’s warrants to purchase ordinary shares (5)	Rule 457(g)	—	—	—	—	—
Fees Previously Paid	Equity	Ordinary shares issuable upon exercise of the representative’s warrants (6)	Rule 457(g)	—	—	$1,377,844	0.0000927	$127.73
	Total Offering Amounts					$42,023,125		$3,912.21
	Total Fees Previously Paid							$3,306.10
	Total Fee Offsets							$0.00
	Net Fee Due							$606.11

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares, or Ordinary Shares, registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions..

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of Ordinary Shares that the representative of the underwriters has the option to purchase to cover over-allotments, if any.

(3)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.

(4)	There will be issued warrants to purchase one ordinary share for every one ordinary share offered. The warrants are exercisable at a per share price of 125% of the per unit public offering price.

(5)	No separate fee is required pursuant to Rule 457(g) of the Securities Act

(6)	Represents warrants to purchase a number of ordinary shares equal to 5% of ordinary shares sold in this offering at an exercise price equal to 135% of the offering price per unit.

End of Document